Exhibit 10.5

Tarsus Pharmaceuticals, Inc.

September 14, 2018

Bobak Azamian, MD, PhD

______________________

______________________

Dear Bobby:

Tarsus Pharmaceuticals, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.Position.  Your title will be Chief Executive Officer.  This is a full-time position, reporting to the Company’s Board of Directors (the “Board”).  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full‑time or part-time) that would create a conflict of interest with the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. The Company acknowledges that you may serve on additional board of directors or provide consulting services while you render services to the Company, so long as those positions does not create a conflict of interest with the Company, provided further, that both the Company and you agree and confirm that you currently serve on the board of directors and provide consulting services to Metavention, Inc. and Vibrato Medical, Inc., and such roles are permitted hereunder (and accordingly do not create a conflict of interest with the Company).

2.Cash Compensation.  The Company will pay you a starting salary at the rate of $300,000 per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  In addition, commencing upon the closing of the Company’s Series B Preferred Stock financing, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established and approved by the Board.  Your annual target bonus, which is payable upon on the closing of the Company’s Series B Preferred Stock financing pursuant to which the Company raises at least $7,000,000, will be equal to 30% of your annual base salary and will accrue accordingly to reflect the commencement of your employment with the Company.  Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still providing services to the Company at the time of payment.  The determinations of the Board with respect to your bonus will be final and binding.

3.Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.Stock Options.  Subject to the approval of the Board or its Compensation Committee, you will be granted an option to purchase 853,393 shares of the Company’s Common Stock (the “Option”).  The exercise price per share of the Option will be equal to the fair market value of the underlying Common Stock

Bobak Azamian, MD, PhD

September 14, 2018

on the date of the grant.  The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2016 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement.  At your election, the Option may include the ability to be immediately exercised after grant for all or a portion thereof.  You will vest the Option shares in equal monthly installments over the 48 months of continuous service, as described in the applicable Stock Option Agreement.

You will vest in 100% of your remaining unvested Option shares if the Company is subject to a Change in Control before your service with the Company terminates.

For purposes of this letter agreement, “Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company.  The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

5.Proprietary Information and Inventions Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6.Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7.Tax Matters.

(a)Withholding.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Tax Advice.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or

Bobak Azamian, MD, PhD

September 14, 2018

validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Orange County, California in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on September 21, 2018.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Your employment is also contingent upon your starting work with the Company on or before September 21, 2018.

If you have any questions, please call me at           .

Very truly yours,

Tarsus Pharmaceuticals, Inc.

By:	/s/ Bobak Azamian
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Bobak Azamian

Signature of Bobak Azamian

Dated:  September 16, 2018

Attachment

Exhibit A:  Proprietary Information and Inventions Agreement